Schedule 14A Information

            Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                     Mercantile Stores Company, Inc.
            (Name of Registrant as Specified in its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
           Item 22(a)(2) of Schedule 14A.

[ ]    $500 per each party to the controversy pursuant to Exchange Act
           Rule 14a-6(i)(3).

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies: N/A

       2)    Aggregate number of securities to which transaction applies:  N/A

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

       4)    Proposed maximum aggregate value of transaction:  N/A

       5)    Total fee paid:  N/A

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:  N/A

      2)    Form, Schedule or Registration Statement No.:  N/A

      3)    Filing Party:  N/A

      4)    Date Filed:  N/A

Mercantile Stores Company, Inc.               1100 North Market Street
                                              Wilmington, Delaware 19801


                   NOTICE OF ANNUAL STOCKHOLDERS' MEETING

To the Stockholders:

     NOTICE is hereby given that the annual stockholders' meeting of Mercantile Stores Company, Inc., a Delaware corporation, will be held at 1100 North Market Street, Wilmington Trust Center, Wilmington, Delaware 19801, on Wednesday, May 22, 1996, at 11:00 A.M., for the following purposes, as described in the accompanying proxy statement:

     1. To elect three directors of the Company to serve for a term of three years;

     2. To approve Arthur Andersen LLP as independent auditors of the Company;

     3. To act upon a stockholder proposal to declassify the Board of Directors; and

     4. To transact such other business as may properly come before the meeting.

     In lieu of closing the transfer books the Board of Directors has fixed April 12, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at said meeting or at any adjournment or adjournments thereof.

Dated:  April 19, 1996                        Dennis F. Murphy,
                                                 Secretary


A proxy card and the annual report of the Company for the fiscal year ended February 3, 1996 are enclosed.



                       YOUR VOTE IS IMPORTANT
Each stockholder who does not expect to be present at the meeting is urged to execute the enclosed proxy and mail it promptly in the enclosed envelope which requires no postage.

                           PROXY STATEMENT

General

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Stores Company, Inc. (hereinafter called the Company), to be used at the Annual Meeting of the Stockholders of the Company to be held at 1100 North Market Street, Wilmington Trust Center, Wilmington, Delaware 19801, on Wednesday, May 22, 1996, at 11:00 A.M., for the purposes set forth in the Notice of Meeting. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 19, 1996.

     The accompanying proxy, which is revocable, is solicited by and on behalf of the Board of Directors of the Company. The Company will pay all expenses in connection with preparing, assembling and mailing the proxies and it will reimburse agents or nominees of stockholders for reasonable out-of-pocket and clerical expenses incurred in seeking proxies or authorizations to execute proxies from their principals. In addition to solicitation by mail, the Company has retained Georgeson & Company to assist in the solicitation of proxies from beneficial owners of shares held of record by brokerage houses, banks and other custodians, nominees or fiduciaries, at a cost not to exceed $6,000 plus reasonable out-of-pocket expenses.

     The enclosed proxy card also serves as a voting instruction to the trustee of the Company's Savings, Profit Sharing and Supplemental Retirement Plan with respect to shares held by the trustee for Plan participants. Participants in the Plan who are also holders of additional shares of common stock will receive one proxy card for all holdings registered in a similar manner. Participants in the Plan will receive a separate proxy card for their individual and Plan holdings if their accounts are not registered in a similar manner. Unvoted shares of the Plan will be voted by the trustee in its discretion.

Voting Rights and Votes Required

     The outstanding voting securities of the Company consist of common shares with a par value of $.142/3 per share. There are authorized and issued 36,887,475 shares, of which 43,425 shares are held in the Company's treasury. Only stockholders of record at the close of business on April 12, 1996, are entitled to vote at the meeting and each share of stock is entitled to one vote on all matters. Under the Company's By-laws, a quorum will be present if a majority of the Company's outstanding shares is represented in person or by proxy. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

     Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the three nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for the approval of the independent auditors and for the approval of the stockholder proposal. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to these matters, but will not be counted as a vote in favor of the matter. Accordingly, an abstention from voting on any of these matters will have the same legal effect as a vote against the matter. Broker non-votes will not be considered as present and entitled to vote with respect to these matters.

                       ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company divides the Board of Directors into three Classes with the terms of office of the Directors of each Class ending in different years. The term of the Class I Directors expires with this annual meeting. The terms of the Class II and Class III Directors will expire at subsequent annual meetings. Mr. Rene C. McPherson, a director of the Company since 1984 and a Class II director, died on February 26, 1996. Mr. George S. Moore, a director of the Company since 1957 and a Class I director, will retire from the Board and will not stand for re-election at the annual meeting. Mr. Lawrence R. Pugh was elected to the Board of Directors on January 2, 1996 and is a Class I director. The number of directors of the Company to be elected at the Annual Meeting is three. The shares represented by the proxy will be voted by the persons named in the proxy for the election as directors of the nominees named herein to serve until their successors are elected and qualified. In the event that any of the nominees named below should become unavailable, for any reason, it is intended that the persons named in the proxy will vote for a substitute, who will be designated by the Board of Directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee.

                      Business Experience and Principal Occupation or         Year in which
                             Employment during past 5 years;                  he first became
Name and Age          Positions held with Company; and other Directorships     a director
                         Class I - Nominees to be elected for term expiring in 1999

GERRISH H. MILLIKEN      Director of Milliken & Company, manufacturer of             1951
78                       textile products;  director of Minot Mercantile
                         Corporation and Woodbank Mills, Inc. (see note 1 to
                         "Stock Ownership of Management").

DAVID L. NICHOLS         Chairman of the Board and Chief Executive Officer of        1992
54                       the Company; former Executive Vice President, Treasurer
                         and Chief Financial Officer of the Company (1989-1992);
                         former President of the Lion Dry Goods Division (a
                         division of the Company); director of The Andersons, Inc., a diversified agribusiness and retailing company.

LAWRENCE R. PUGH         Chairman of VF Corporation, apparel manufacturer and        1996
63                       marketer; former Chief Executive Officer of VF
                         Corporation; member of the Compensation Committee;
                         director of The Black & Decker Corporation, Meridian
                         Bancorp, Inc. and UNUM Corporation.

                         Class II - Directors continuing in office until 1997

H. KEITH H. BRODIE, M.D. President Emeritus of Duke University; member of the        1987
56                       Audit, Compensation and Nominating Committees; director
                         of Milliken & Company, manufacturer of textile products.

MINOT K. MILLIKEN        Vice President and director of Milliken & Company,          1943
80                       manufacturer of textile products; member of the
                         Compensation Committee; director of Minot Mercantile
                         Corporation and Woodbank Mills, Inc. (see note 1 to
                         "Stock Ownership of Management").

ROGER K. SMITH           Strategic Marketing Manager, Analog Devices, Inc.,          1991
36	                      manufacturer of semiconductors; member of the
                         Nominating Committee.

                         Class III - Directors continuing in office until 1998

JOHN A. HERDEG           Attorney at Law; member of the Audit Committee;             1980
58                       Chairman of the Board of Christiana Bank & Trust
                         Company.

THOMAS J. MALONE         President, Chief Operating Officer and director of          1989
57                       Milliken & Company, manufacturer of textile products;
                         member of the Audit Committee.

ROGER MILLIKEN           Chairman, Chief Executive Officer and director of           1939
80                       Milliken & Company, manufacturer of textile products;
                         member of the Audit, Compensation and Nominating
                         Committees; director of Minot Mercantile Corporation
                         and Woodbank Mills, Inc. (see note 1 to "Stock
                         Ownership of Management").

FRANCIS G. RODGERS       Author and lecturer; former Vice President-                 1987
69                       Marketing, International Business Machines
                         Corporation; member of the Compensation Committee;
                         director of Milliken & Company, manufacturer of
                         textile products; director of Bergen Brunswig
                         Corporation and Dialogic Corp.

                        STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 31, 1996, concerning the beneficial ownership of Company common stock by the Company's directors, the executive officers named in the Summary
Compensation Table below, and by all directors and executive officers as a group:

                             Amount of Common Stock
                               Beneficially Owned
Name                         Directly     Indirectly      Percent of Class

H. KEITH H. BRODIE, M.D.       1,000         none                *
JOHN A. HERDEG                 2,125         none                *
THOMAS J. MALONE                 600         none                *
GERRISH H. MILLIKEN          378,353    (see notes 1, 2 and 6)   1.32
                           (see note 2)
                             107,624
                      (life interest in trusts)
MINOT K. MILLIKEN            406,680    (see notes 1, 3 and 6)   2.34
                          (see note 3)
                             454,536
                      (life interest in trusts)
ROGER MILLIKEN             4,228,525  (see notes 1, 4 and 6)    11.81
                         (see note 4)
                           121,560
                      (life interest in trusts)
GEORGE S. MOORE                100           none                *
DAVID L. NICHOLS             1,452          4,240                *
LAWRENCE R. PUGH               500           none                *
FRANCIS G. RODGERS           2,750           none                *
ROGER K. SMITH              72,363           none                *
                          (see note 5)
RANDOLPH L. BURNETTE          none          4,837                *
JAMES D. CAIN                   25         11,275                *
PAUL E. McLYNCH                807          6,373                *
JAMES M. McVICKER            2,407          1,393                *
All Directors and
  Executive Officers     4,479,009     10,543,577            40.77
_________________
*Less than one percent.

     There is included in the above figures, with respect to each director and executive officer listed (and all directors and executive officers as a group) the number of shares, if any, credited to his or her account in the Savings, Profit Sharing and Supplemental Retirement Plan and those held in the name of his or her spouse and their minor children. Each director and executive officer, however, disclaims any admission of beneficial ownership of any securities included herein held in the name of his or her spouse or their minor children.

Notes:    1.   Minot K. Milliken is the cousin of Roger Milliken and
               Gerrish H. Milliken, who are brothers.  Minot Mercantile
               Corporation owned 10,484,875 shares (28.46%) of the common stock of the Company; Woodbank Mills, Inc. owned
               27,413 shares (0.07%) of such stock. Woodbank Mills, Inc. also owned 49.6% of the common stock of Minot
               Mercantile Corporation (representing 49.6% of the latter's voting securities).

          2. Gerrish H. Milliken is the beneficial owner of 378,353 shares of the common stock of the Company as a trustee of certain trusts. Gerrish H. Milliken may be deemed to be a controlling person of each of Minot Mercantile Corporation and Woodbank Mills, Inc., and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by such corporations.

          3. Minot K. Milliken is the beneficial owner of 406,680 shares of the common stock of the Company as a trustee and an advisor of certain trusts. Minot K. Milliken may be deemed to be a controlling person of each of Minot Mercantile Corporation and Woodbank Mills, Inc., and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by such corporations.

          4. Roger Milliken is the beneficial owner of 4,228,525 shares of the common stock of the Company as a trustee and an advisor of certain trusts. Roger Milliken may be deemed to be a controlling person of each of Minot Mercantile Corporation and Woodbank Mills, Inc., and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by such corporations.

          5. Roger K. Smith is the beneficial owner of 62,686 shares of the common stock of the Company as a trustee of certain trusts.

          6. Gerrish H. Milliken, Minot K. Milliken and Roger Milliken and their respective associates, as that term is defined by the rules of the Securities and Exchange Commission, owned beneficially a maximum of 14,904,792 shares (40.45%) of the common stock of the Company. The shares listed as beneficially owned by each of Gerrish H. Milliken, Minot K. Milliken and Roger Milliken include shares listed as beneficially owned by one or both of the other two. The overall figures for all officers and directors as a group and the figures included in this note eliminate the duplication of numbers and percentages of shares.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning beneficial owners of more than 5% of the Company's common stock, as reported by such beneficial owners:

Name and Address of              Amount of Common Stock and
Beneficial Owner               Nature of Beneficial Ownership      Percent of Class
Minot Mercantile Corporation          10,484,875                          28.46
1209 Orange Street  Direct
Wilmington, Delaware  19801

Minot Mercantile Corporation          14,904,792**                        40.45
  and others joint disclosure*      Direct and Indirect
c/o 1209 Orange Street
Wilmington, Delaware  19801
_________________

 *Please see the notes following the Stock Ownership of Management Table for an explanation of this stock ownership. By definition of the Securities and Exchange Commission, the persons involved in this joint disclosure may be deemed to be "beneficial owners" of substantial quantities of this stock. Except as otherwise set forth in this proxy statement, such persons disclaim admission of beneficial ownership of these securities.

**These shares include the shares reported directly above by Minot Mercantile Corporation.

                        BOARD COMMITTEES

     The Company's Board of Directors held six regularly scheduled meetings during the last fiscal year. The Company has standing Audit, Compensation and Nominating Committees of the Board of Directors.

     The members of the Audit Committee are Messrs. H. Keith H. Brodie, M.D., John A. Herdeg, Thomas J. Malone, Roger Milliken and George S. Moore. The members of the Audit Committee met three times during the last fiscal year. The Audit Committee is responsible for engaging and discharging auditors; reviewing with the auditors and management the Company's policies and procedures with respect to internal auditing, accounting and financial controls; reviewing with the independent auditors, upon completion of their audit, their report or opinion and any recommendations they may have for improving internal accounting controls, choice of accounting principles or management systems; and meeting with the Company's financial staff at least two times a year to discuss internal accounting and auditing procedures.

     The members of the Compensation Committee are Messrs. H. Keith H. Brodie, M.D., Minot K. Milliken, Roger Milliken, George S. Moore, Lawrence R. Pugh and Francis G. Rodgers. The Compensation Committee, which met four times during the last fiscal year, is responsible for reviewing the compensation of the Company's executive officers and recommending changes in such compensation.

     The Board has established a standing Nominating Committee of the Board of Directors, the members of which are Messrs. H. Keith H. Brodie, M.D., Roger Milliken, and Roger K. Smith. The Nominating Committee met once during the last fiscal year. The Nominating Committee establishes procedures for identifying potential candidates for appointment or election as directors, reviews and makes recommendations regarding the criteria for Board membership, and proposes nominees for election at the annual meeting and candidates to fill Board vacancies. The Nominating Committee will consider recommendations from any stockholder who is entitled to vote for the election of directors. Stockholders should send recommendations of candidates for nomination, in writing, no later than December 31, 1996 to the Company's Secretary, 1100 North Market Street, Wilmington, Delaware 19801. Recommendations must be accompanied by the consent of the individual being recommended to be nominated, to be elected and to serve. The submission also should include a statement of the candidate's business experience and other business affiliations.

                      OTHER EXECUTIVE OFFICERS

     The Company's other executive officers include: James M. McVicker, 49, who was elected Senior Vice President and Chief Financial Officer in December 1994 (Vice President and Chief Financial Officer in May 1993) and prior to that time was Treasurer or Assistant Treasurer from January 1990; James D. Cain, 60, who was elected Vice President of Administration in April 1994 and prior to that time was Vice President of Merchandising from June 1992 and previously was Director of Merchandising; Randolph L. Burnette, 54, who was elected Vice President of Real Estate in January 1995 (Vice President of Planning in March
1994) and prior to that time was Director of Merchandise Planning from August 1992 and previously was president of J.B. White & Company subsidiaries; Louis L. Ripley, 44, who was elected Vice President of Human Resources in February 1996 and prior to that time was Director of Human Resources and Management Development from February 1994 and previously was Director of Human Resources; William A. Carr, 57, who was elected Treasurer in March 1994 and prior to that time was Controller; Dennis F. Murphy, 59, who has been Secretary since 1974; and Kathryn M. Muldowney, 37, who was elected Controller in March 1994 and prior to that time was Director of Strategic Planning from March 1993 and previously was Director of Systems Development.


                            MANAGEMENT REMUNERATION

     The Summary Compensation Table below shows compensation earned by or paid to the named executive officers (the Chief Executive Officer and the other four most highly compensated executive officers) for the three years ended February 3, 1996:

Summary Compensation Table:

                                                   Annual Compensation
                                   Fiscal
Name and Principal                  Year                           Other Annual   All Other
    Position                        Ended     Salary      Bonus    Compensation    Compensation(a)
David L. Nichols                  2/03/96    $725,385    $394,311       $0           $58,925
Chairman of the Board             1/28/95    $646,500    $352,525       $0           $50,234
and Chief Executive Officer       1/29/94    $512,462    $165,529       $0           $56,898

James M. McVicker                 2/03/96    $361,038    $219,655       $0           $19,833
Senior Vice President             1/28/95    $278,519    $202,668       $0           $ 9,511
and Chief Financial Officer       1/29/94    $216,539    $ 53,882       $0           $ 6,470

James D. Cain                     2/03/96    $307,692    $127,562       $0           $16,450
Vice President of                 1/28/95    $275,000    $159,858       $0           $10,622
Administration                    1/29/94    $270,846    $ 96,234       $0           $ 9,101

Randolph L. Burnette(c)           2/03/96    $274,231    $155,306       $0           $13,672
Vice President of                 1/28/95    $231,131    $114,353       $0           $ 7,752
Real Estate                       1/29/94          --          --        -               --

Paul E. McLynch(d)                2/03/96    $337,500    $ 78,609       $0           $18,148
Vice President of                 1/28/95    $297,856    $178,307       $0           $ 9,706
Merchandising                     1/29/94          --          --        -               --
________________________

(a)All Other Compensation is comprised of the Company's matching contributions under the Company's Savings, Profit Sharing and Supplemental Retirement Plan and the Company's Non-Qualified Savings, Profit Sharing and Supplemental Retirement Plan. Also includes $21,000, $27,000, and $40,000 paid to Mr. Nichols for Board of Directors' meetings during the fiscal years ended February 3, 1996, January 28, 1995, and January 29, 1994, respectively.

(b)Includes a special bonus for the years ended February 3, 1996 and January 28, 1995 in the amount of $25,000 for each year for Mr. McVicker for additional services recognized by the Board of Directors. Includes a special bonus for the year ended January 29, 1994 for additional services recognized by the Board of Directors, in the amount of $30,000 for Mr. Nichols and $20,000 for each of Messrs. McVicker and Cain.

(c)Mr. Burnette was elected Vice President of Planning in March 1994 and previously was not an executive officer. Therefore, information is not provided for the fiscal year ended prior thereto.

(d)Mr. McLynch was elected Vice President of Merchandising in April 1994 and previously was not an executive officer. Therefore, information is not provided for the fiscal year ended prior thereto. As of March 8, 1996, Mr. McLynch is no longer an officer of the Company.

Report of the Compensation Committee

     General. The Compensation Committee of the Board of Directors (the "Committee") is composed of six outside directors. The current members of the Committee are H. Keith H. Brodie, M.D., Minot K. Milliken, Roger Milliken, George S. Moore, Lawrence R. Pugh and Francis G. Rodgers. As part of its duties, the Committee reviews and recommends to the Board of Directors compensation levels for the Company's executive officers.

     The Company's compensation program reflects the philosophy that executive compensation levels should be linked to Company performance and also be competitive within the retail industry. Historically, the Company has structured compensation principally through base annual salary and year-end bonuses. Generally, it is the Committee's view that executive compensation should be designed so that it qualifies for deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The Committee recognizes that the portion of Mr. Nichols' compensation which exceeds $1 million will not be deductible. The Committee intends to review the regulations pursuant to which executive compensation is tax deductible to the Company.

     Base Salaries. Base salaries for the Company's executives are determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace. The Company seeks to target base salaries within the median salary level for comparable executive positions.

     Annual Bonuses. The Company has a Pay-for-Performance year-end bonus program designed to reward management and other key executives for the Company's performance. Under the program, bonuses are awarded based upon Company and business unit performance (pre-tax store profits) as determined by the Board. For 1995, each executive named in the Summary Compensation Table received a bonus which reflected that the Company's performance targets were approximately 99% achieved. In addition, a discretionary bonus was paid to the following executives based on an evaluation of personal and operational performance including a 19.2% increase in net income over the prior year, a net interest expense decrease of 34% and a successful transformation of the credit operation to an in-house environment: David L. Nichols - $225,000, James M. McVicker - $110,000, James D. Cain - $55,000, and Randolph L. Burnette -
 $90,000.

     Compensation of the Chief Executive Officer. The compensation of David L. Nichols, Chairman of the Board and Chief Executive Officer of the Company, is determined in accordance with the criteria set forth above.

     Mr. Nichols received a salary increase in 1995 of approximately 7.7% to keep his salary within the median marketplace salary level for comparable executive positions and based on an evaluation of the other criteria set forth above under "Base Salaries."

     Mr. Nichols' bonus for 1995 was based upon the performance of the Company. Pre-tax store profits were approximately 99% of target levels, and Mr. Nichols continued the successful implementation of various strategic goals, including the consolidation of certain division operations, improved merchandising profit, and implementation of other cost saving measures. Based upon these factors, the Committee recommended and the Board approved a bonus of $169,311 for Mr. Nichols, which was approximately 4.8% less than the bonus awarded for fiscal 1994.


     H. Keith H. Brodie, M.D.      Minot K. Milliken       Roger Milliken
     George S. Moore               Lawrence R. Pugh      Francis G. Rodgers

Compensation Committee Interlocks and Insider Participation

     Mr. Rene C. McPherson, who previously served as a member of the Compensation Committee, was paid $92,000 in consideration of consulting services rendered to the Company during the last fiscal year.

Performance Graph

     Set forth below is a line graph comparing, over the last five fiscal years, the Company's cumulative total return to shareholders with
(i) the Standard & Poor's 500 Composite Stock Price Index and (ii) the Standard & Poor's Retail Department Stores Composite Index:

                     Mercantile Stores Company, Inc.
              Comparison of 5 Year Cumulative Total Return*
                February 1, 1991 through February 2, 1996

                                                   S&P Retail Department
               S&P Composite   Mercantile Stock    Stores Composite Index

1991             $100.00         $100.00               $100.00
1992             $122.65         $109.40               $122.47
1993             $135.61         $107.28               $135.66
1994             $152.06         $123.55               $149.18
1995             $153.82         $143.54               $137.11
1996             $213.09         $159.33               $163.21


Pension Plans

     The Company has maintained a Noncontributory Pension Plan since 1945 which has been amended from time to time. The Plan is funded by means of contributions by the Company to the Plan trustee. All employees (including officers) with one year of employment during which at least 1,000 hours were worked and who meet certain age requirements are participants. Normal retirement eligibility occurs at age 65 for participants in the Plan; however, early retirement at a reduced monthly benefit is available to employees who have reached the age of 60 and have at least 5 years of service (as defined). The retirement benefit is in the form of a level monthly payment for life. The benefit for service from February 1, 1976 to January 31, 1989 was determined based on the addition of 7/8% of each year's compensation up to the year's Taxable Wage Base (as defined) and 13/8% of compensation above such base. The Plan was amended effective February 1, 1989 to comply with the Social Security integration and compensation limit requirements of The Tax Reform Act of 1986. The amendment provides for benefits based on 7/8% of annual compensation up to the year's Taxable Wage Base and 13/8% of compensation above such base up to the maximum annual limitation on compensation ($150,000 during 1995). Benefits payable are subject to maximum limitations under the Internal Revenue Code.
Payments to each employee upon retirement are made from a trust fund maintained by the trustee with Company contributions. The estimated annual benefits payable on normal retirement (without regard to maximum limitations under the Internal Revenue Code) to the named executive officers are as follows: David L. Nichols, $287,648; James M. McVicker, $190,719; James D. Cain, $83,787; Randolph L. Burnette, $118,889; and Paul E. McLynch, $84,206.

     The Company also maintains the Mercantile Stores Nonqualified Salaried Pension Plan to provide benefits to employees in an amount equal to the amount by which an employee's benefits under the Pension Plan were reduced because of limitations imposed on tax exempt plans by the Internal Revenue Code. For the fiscal year ended February 3, 1996, there were charges against the earnings of the Company with respect to such plan for the named executive officers in the aggregate amount of $97,750.

Severance Protection Agreements

     The Company has entered into severance protection agreements with each of James M. McVicker, Randolph L. Burnette, James D. Cain and Paul
E. McLynch (the "Executives") and David L. Nichols (the "CEO"). The agreements are designed to encourage each such executive to carry out his duties with the Company in the event of a potential change in control of the Company.

     The agreements for the Executives provide that if within 24 months following a change in control of the Company, the Executive's employment is terminated either (i) by the Company for other than cause or disability, or (ii) by the Executive, for good reason, then such Executive will receive, in addition to base salary and bonus accrued through the date of termination, the greater of: (a) 2.99 times his annual salary and bonus at the highest rate in effect during the one year period prior to the change in control less the cash compensation paid the Executive for services rendered from the date of change in control to the termination date, or (b) two weeks' compensation for every year of service with the Company at a level equal to salary and bonus at the highest rate in effect during the one year period prior to the change in control. The severance payments provided for in (a) above shall be paid in accordance with the Company's normal payroll procedures for the balance of the period from the date the Executive is terminated or resigns until the date that is 24 months following the change in control. The severance payments provided for in (b) above shall be paid in a single lump sum cash payment within five days after the Executive's termination. In addition, the Executive is entitled to: (i) receive all employment benefits for the remainder of the 24 month period following the change in control, (ii) a lump sum payment equal to the present value of the amount by which retirement benefits would have been larger had the Executive accumulated an additional two complete years of credited service, and (iii) legal fees and expenses reasonably incurred in enforcing the agreements. A "change in control" of the Company is generally defined as the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, certain business combinations involving the Company, an agreement for the sale or other disposition of all or substantially all of the assets of the Company, or a change of a least two-thirds of the members of the Board of Directors as of January 1, 1995, except for new members whose election or nomination for election is approved by two-thirds of the members of the Board of Directors as of January 1, 1995. "Good reason" is generally defined as a reduction in the executive's compensation, benefits, title, position or responsibilities or a change in the executive's job location.

     The Internal Revenue Code of 1986, as amended (the "Code"), imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation provided that such payments to the individual have an aggregate present value in excess of three times the individual's annualized includible compensation for the base period, as defined in the Code. The agreements for the Executives provide that such severance payments shall be reduced to the extent necessary so that no such payments are subject to the excise tax.

     The agreement with the CEO provides that if within 24 months following a change in control of the Company, the CEO's employment is terminated either (i) by the Company for other than cause or disability, or (ii) by the CEO for any reason whatsoever, then the CEO will receive in addition to base salary and bonus accrued through the date of termination, the greater of: (a) $2,997,075, or (b) 2.99 times his annual salary and bonus at the highest rate in effect during the one year period prior to the change in control. Such severance payment shall be paid in a single lump sum cash payment within five days after the CEO's termination. In addition, the CEO is entitled to: (i) receive all employment benefits for a 36 month period following his termination of employment, (ii) a lump sum payment equal to the present value of the amount by which retirement benefits would have been larger had the CEO accumulated an additional three complete years of credited service and (iii) legal fees and expenses reasonably incurred in enforcing the CEO agreement. As noted above, the Code imposes certain excise taxes on and limits the deductibility of certain compensatory payments which are contingent upon certain changes in the ownership or effective control of the corporation. The CEO's agreement entitles him to receive an amount sufficient to offset any excise tax payable by the CEO pursuant to the provisions of the Code. Other than as set forth in this paragraph, the provisions of the CEO agreement are substantially similar to the provisions of the Executives' agreements.

     The agreements continue in effect until April 30, 1997 and are automatically renewed on May 1 of each year (commencing May 1, 1996) for additional one year periods unless, not later than ninety days prior to such date each year, one of the parties notifies the other that it does not wish to extend the agreement. If a change in control occurs, the agreements will remain in effect for a period of 24 months following such change in control.

Directors' Compensation

     Directors who are not also officers of the Company receive as yearly compensation $16,000. All directors receive a standard fee of $3,000 for each Board meeting attended and $1,000 for each Committee meeting attended plus the payment of expenses incurred in connection therewith. In addition, all members of each Committee receive as yearly compensation $3,000. Rene C. McPherson was paid $92,000 in consideration of consulting services rendered to the Company during the last fiscal year.

Litigation

     On September 28, 1994, an action was filed against the Company in the Chancery Court of Delaware captioned Francis Bodkin and Irene Bodkin
v. Mercantile Stores Company, Inc., et. al. (the "Complaint"). The action was purportedly brought individually, on plaintiffs' own behalf, and as a class action, on behalf of all the holders of shares of common stock. The Complaint alleged that the Company and/or its directors breached their fiduciary duties in allegedly rejecting an offer by The May Department Stores Company to acquire the Company during August and September, 1994. As part of their demand for relief, plaintiffs seek unspecified compensatory damages. Plaintiffs subsequently amended their Complaint, purporting to bring the action "derivatively" on behalf of the Company, in or around December 1994. The defendants moved to dismiss plaintiffs' amended complaint on August 24, 1995. The motion is being briefed and will be argued in due course. The Company believes that the Complaint is without merit and intends to vigorously defend the action.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such forms.

     Based solely upon a review of the copies of such forms furnished to the Company and, in certain cases, written representations that no Form 5 (Annual Statement of Changes in Beneficial Ownership) filings were required, the Company believes that, with respect to the 1995 fiscal year, all required Section 16(a) filings were timely made.

                    APPROVAL OF AUDITORS

     The auditors selected by the Board of Directors and being recommended to the stockholders for approval for the fiscal year ending February 1, 1997, are Arthur Andersen LLP who were likewise selected and approved for the previous fiscal year.

     Representatives of Arthur Andersen LLP are expected to be present at the stockholders' meeting on May 22, 1996, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The following resolution concerning the appointment of independent auditors will be offered at the meeting:

          "RESOLVED, that the appointment by the Board of Directors of Arthur Andersen LLP to audit the accounts of the Company and its
subsidiaries for the fiscal year    ending February 1, 1997 is approved."

     Arthur Andersen LLP have been auditing the accounts of the Company and its subsidiaries for many years and are certified public accountants of the highest standing. That firm has no financial interest, direct or indirect, in the Company or any subsidiary and has had no connection with the Company or any subsidiary during the past three years, except the usual professional relationship between auditor and client.

                 TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Milliken & Company, of which Roger Milliken is Chairman, Chief Executive Officer and a director, Thomas J. Malone is President, Chief Operating Officer and a director, Minot K. Milliken is Vice President and a director, and H. Keith H. Brodie, M.D., Gerrish H. Milliken and Francis G. Rodgers are directors, is one of the Company's suppliers of some types of merchandise. VF Corporation, of which Lawrence R. Pugh is Chairman of the Board and was formerly the Chief Executive Officer, also supplies the Company with some types of merchandise. Such purchases for resale and use by the Company and its subsidiaries were in the ordinary course of business at competitive prices and amounted to approximately $1,679,000 in the case of Milliken & Company and $37,542,000 in the case of VF Corporation during the past fiscal year.


                       STOCKHOLDER PROPOSAL

     The Company has been notified by Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square West, New York, New York 10003, the beneficial owner of 8,000 shares of Company common stock, that it intends to propose the following resolution at the Annual
Meeting:

     "RESOLVED: The stockholders of Mercantile Stores Company, Inc. request that the Board of Directors take the necessary steps in accordance with Delaware state law to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

     The following is the statement submitted in support of this proposal:

     "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of our Company and its stockholders.

     The Mercantile Board of Directors is divided into three classes serving staggered, three-year terms. We believe that the Company's classified Board maintains the incumbency of the current Board, and therefore of current management, which in turn limits the Board's accountability to stockholders.

     The elimination of Mercantile's classified Board would require each director to stand for election annually and give stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. We believe this is one of the best methods available to stockholders to ensure that the company will be managed in a manner that is in the best interest of stockholders.

     We believe that concerns expressed by companies with classified Boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders are unfounded. In our view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

     At the 1995 annual stockholders' meeting, a similar resolution was approved by over 26% of the voting shares. We therefore resubmit this resolution based on our belief that the classification of Mercantile's Board of Directors is not in the best interest of stockholders. WE URGE YOU TO VOTE FOR THIS RESOLUTION!"

     The Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

     In 1983, the Company's stockholders considered an amendment to the Company's Certificate of Incorporation to provide for the classification of the Board of Directors into three equal or nearly equal classes, each to serve for a term of three years, with one class being elected each year. This amendment was approved by the holders of 77.9% of the total outstanding shares of the Company.

     The Board of Directors believes that the classification gives the Board of Directors a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This permits more effective long-term strategic planning in use of Company resources. Continuity and quality of leadership that results from the classified Board creates long-term value for the stockholders.

     A classified Board reduces the possibility of a sudden and surprise change in majority control of the Board. It also has the effect of impeding disruptive and inequitable tactics that have become relatively common corporate take-over practices. In the event of a hostile take-over attempt, the fact that approximately two-thirds of the Board members have tenure for more than a year would encourage a person seeking to gain control of the Company to initiate arms-length discussions with the management and the Board, who are in a position to negotiate a transaction that is most favorable to the Company and the stockholders.

     For these reasons, the Board continues to believe that the Company's classified Board promotes the best interests of the stockholders.

     If approved, this proposal would serve as a recommendation to the Board of Directors to take the necessary steps to eliminate the classified Board. Such steps would include the repeal of the classified Board provision in the Company's Certificate of Incorporation which, in accordance with the terms approved by the Company's stockholders in 1983, requires the favorable vote at a stockholders' meeting of the holders of at least 75% of the then outstanding shares of voting stock of the Company. Gerrish H. Milliken, Minot K. Milliken and Roger Milliken and their respective associates own beneficially approximately 40% of the outstanding shares of the Company, and therefore would have the ability to block such action.

     The Board of Directors recommends a vote AGAINST this proposal. If not otherwise specified, properly executed proxies will be voted against the proposal.


                STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholder proposals for inclusion in Proxy materials for the 1997 Annual Meeting should be addressed to the Company's Secretary, 1100 North Market Street, Wilmington, Delaware 19801, and must be received before December 31, 1996.

___________________________________

     The Board of Directors knows of no matters other than the foregoing to come before the annual meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.


Dated:  Wilmington, Delaware, April 19, 1996.


                               By Order of the Board of Directors,
                                   Dennis F. Murphy, Secretary

                     MERCANTILE STORES COMPANY, INC.
Proxy Solicited by the Board of Directors for Annual Meeting, May 22, 1996

   The undersigned hereby appoints David L. Nichols, James M. McVicker and James D. Cain the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Mercantile Stores Company, Inc. to be held on May 22, 1996, and any adjourment, the shares of stock which the undersigned would be entitled to vote thereat upon all matters properly brought before the meeting. This card also provides voting instructions to the trustee of the Company's Savings, Profit Sharing and Supplemental Retirement Plan with respect to shares held by the trustee for Plan participants

                                               Dated________________,1996
                                              _________________________
                                              _________________________
                                              _________________________
                                               Signature of Stockholder
                                           This Proxy Must be Signed Exactly
                                                as Name Appears Hereon

                                         Executors, administrators, trustee,
                                        etc., should give full title as such.
                                        For joint accounts, each owner should
                                        sign. If the signer is a corporation,
                                         please sign full corporate name by
                                              duly authorized officer
                                                      (over)

The Board of Directors Recommends a Vote FOR Proposals 1 and 2

                                            For    Withheld     For All Except
                                            All    For All      Nominee(s)
                                                                Written Below
1. Election of Directors.
   The nominees are: Gerrish H. Milliken;
    David L. Nichols; Lawrence R Pugh

2. Proposal to approve the appointment
    of Arthur Andersen as independent
    auditors.

The Board of Directors Recommends a Vote AGAINST Proposal 3

                                             For       Against      Abstain

3.  Stockholder Proposal to declassify
     Board of Directors


The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.